FORM OF FRANKLIN GLOBAL TRUST

AMENDED AND RESTATED INVESTMENT MANAGEMENT Contract

This Contract, dated as of May 1, 2013, is made between Fiduciary International, Inc., a registered investment adviser having its principal place of business in New York City (the “Adviser”), and Franklin Global Trust, a Delaware business trust having its principal place of business in San Mateo, California (the “Trust”), and amends and restates the prior Investment Advisory Contract between the Trust, on behalf of the Franklin Large Cap Equity Fund, and the Adviser, dated as of June 19, 2003, and amended as of September 30, 2008.

WHEREAS the Trust is an open-end management investment company as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and is registered as such with the U.S. Securities and Exchange Commission; and

WHEREAS Adviser is engaged in the business of rendering investment advisory and management services.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                  The Trust hereby appoints Adviser as Investment Adviser for each of the portfolios (“Fund” or “Funds”) of the Trust which executes an exhibit to this Contract, and Adviser accepts the appointments.  Subject to the direction of the Trustees of the Trust, Adviser shall provide investment research and supervision of the investments of the Funds and conduct a continuous program of investment evaluation and of appropriate sale or other disposition and reinvestment of each Fund’s assets, and provide or procure, as applicable, the administrative and other services described in Section 3 of this Contract, as may be supplemented from time to time.

2.                  Adviser, in its supervision of the investments of each of the Funds will be guided by each of the Fund’s investment objective and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statement and exhibits as may be on file with the Securities and Exchange Commission.  Further, Adviser and each Fund agree to be bound by the provisions in an exhibit to this Contract related to federal privacy regulations.

3.                  The Adviser agrees, during the term of this Contract, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to each Fund to the extent that any such services are not otherwise provided by any sub-adviser or other service provider to a Fund:  (a) providing office space, equipment and supplies appropriate for the effective administration of the Fund as contemplated in this Contract; (b) providing trading desk facilities; (c) authorizing expenditures on behalf of the Fund; (d) supervising preparation of periodic reports to Fund shareholders, notices of distributions and attending to routine shareholder communications; (e) coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio; (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other

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financial data; (g) monitoring and coordinating relationships with unaffiliated service providers; (h) supervising the Fund’s compliance with recordkeeping requirements under the federal securities, state and foreign laws and regulations and maintaining books and records for the Fund; (i) preparing and filing of domestic and foreign tax reports and monitoring the Fund’s compliance with all applicable tax laws and regulations; (j) establishing, maintaining and monitoring the Fund’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies applicable to the Fund; (k) preparing regulatory reports; (l) preparing and arranging for the filing of registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities; (m) maintaining a review and certification program and internal controls and procedures in accordance with the Sarbanes Oxley Act of 2002 as applicable; and (n) providing executive, clerical and other personnel needed to carry out the above responsibilities.

Nothing in this Contract shall obligate the Trust or a Fund to pay any compensation to the officers of the Trust who are officers, directors, stockholders or employees of the Adviser or its affiliates. Nothing in this Contract shall obligate the Adviser to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of a Fund.

4.                  Each Fund shall pay or cause to be paid all of its own expenses and its allocable share of Trust expenses, including, without limitation, the expenses of organizing the Trust and continuing its existence; fees and expenses of Trustees and officers of the Trust who are not officers, directors, stockholders or employees of the Adviser or its affiliates; fees for investment advisory and administrative services; expenses incurred in the distribution of its shares (“Shares”), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statement under the Securities Act of 1933 and the 1940 Act, and any amendments thereto; expenses of registering and qualifying the Trust, the Funds, and Shares of the Funds under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Funds.  Each Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its officers and Trustees and agents with respect thereto.  Subject to the requirements of the 1940 Act, Adviser may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.

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5.                  The Adviser may, at its expense, delegate to one or more entities some or all of the services for a Fund for which the Adviser is responsible under Section 3 of this Contract.  The Adviser will be responsible for the compensation, if any, of any such entities for such services to a Fund, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this paragraph, the Adviser will continue to have responsibility and liability for all such services provided to a Fund under this Contract and will supervise each delegate in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

6.                  Each of the Funds shall pay to Adviser, for all services rendered to each Fund by Adviser hereunder, the fees set forth in the exhibits attached hereto.  For purposes of calculating such fees, the value of each Fund’s net assets shall be determined pursuant to the applicable provisions of the portfolio’s prospectus and statement of additional information.

7.                  The net asset value of each Fund’s Shares as used herein will be calculated to the nearest 1/10th of one cent.

8.                  Adviser may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of one or more of the Funds) to the extent that any Fund’s expenses exceed such lower expense limitation as Adviser may, by notice to the Fund, voluntarily declare to be effective.

9.                  In performing the services set forth in this Contract, the Adviser:

                        (a)          shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

                        (b)        will make available to the Trust, promptly upon request, any of each Fund’s books and records as are maintained under this Contract, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Adviser’s services under this Contract that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

10.              This Contract shall begin for each Fund as of the date of execution of the applicable exhibit and shall continue in effect with respect to each Fund presently set forth on an exhibit (and any subsequent Funds added pursuant to an exhibit during the initial term of this Contract) for one year from the date of this Contract set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if:  (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified a Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to that Fund.  If a Fund is added after the first approval by the Trustees

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as described above, this Contract will be effective as to that Fund upon execution of the applicable exhibit and will continue in effect until the next annual approval of this Contract by the Trustees and thereafter for successive periods of one year, subject to approval as described above.

11.              Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by:  (a) the Trustees of the Trust or by a vote of the shareholders of that Fund on sixty (60) days’ written notice to Adviser; or (b) Adviser on one hundred eighty (180) days’ written notice to the Trust.  Termination of this Contract with respect to any given Fund shall in no way affect the continued validity of this Contract of the performance thereunder with respect to any other Fund.

12.              This Contract may not be assigned by Adviser and shall automatically terminate in the event of any assignment, as defined in the 1940 Act.

13.              In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of Adviser, Adviser shall not be liable to the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

14.              This Contract may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees of the Trust) cast in person at a meeting called for that purpose, and, where required by Section 15(a)(2) of the 1940 Act, on behalf of a Fund by a majority of the outstanding voting securities of such Fund as defined in Section 2(a)(42) of the 1940 Act.

15.              Adviser acknowledges that all sales literature for investment companies (such as the Trust) are subject to strict regulatory oversight.  Adviser agrees to submit any proposed sales literature for the Trust (or any Fund) or for itself or its affiliates which mentions the Trust (or any Fund) to the Trust’s distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of Adviser to produce sales literature for the Trust (or any Fund).  The Trust agrees to cause its distributor to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Adviser of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Trust.

16.              Each party acknowledges and agrees that all obligations of the Trust under this Contract with respect to the Trust, or in connection with the matters contemplated herein with respect to a Fund, are binding only with respect to the assets of the particular Fund; that any liability of the Trust under this Contract with respect to the Trust, or in connection with the matters contemplated herein with respect to a Fund, shall be discharged only out of the assets of the particular Fund; that no other series of the Trust shall be liable with respect to this Contract

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or in connection with the matters contemplated herein; and the Adviser shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

17.              The Trust understands that Adviser now acts, and that from time to time hereafter Adviser may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Trust has no objection to Adviser so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by Adviser which have available funds for investment, the available securities will be allocated in a manner believed by Adviser to be equitable to each company or account.  It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Funds or the size of the position obtainable for or disposed of by one or more Funds.

In addition, it is understood that the persons employed by Adviser to assist in the performance of Adviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict Adviser’s right or the right of any of Adviser’s affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

18.              This Contract shall be construed in accordance with and governed by the laws of the State of New York.

19.              This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.

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EXHIBIT A
to the
Amended and Restated Investment Management Contract

Franklin Large Cap Equity Fund

For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, the fee set forth below.  For purposes of calculating such fee, the value of the average daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Fund’s current prospectus and statement of additional information. The annual rate of the management fee shall be as follows:

0.95% of the value of net assets up to and including $500 million;

0.85% of the value of net assets over $500 million up to and including $1 billion;

0.80% of the value of net assets over $1 billion up to and including $1.5 billion;

0.75% of the value of net assets over $1.5 billion up to and including $6.5 billion;

0.73% of the value of net assets over $6.5 billion up to and including $11.5 billion; and

0.70% of the value of net assets over $11.5 billion.

The management fee so accrued shall be paid to Adviser monthly.

Witness the due execution hereof this 1st day of May, 2013.

Fiduciary International, Inc.

By:

Name:

Title:

Franklin Global Trust

on behalf of Franklin Large Cap Equity Fund

By:

Name:

Title:

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EXHIBIT B
to the
Amended and Restated Investment Management Contract

Privacy Amendment

WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

WHEREAS, Regulation S-P permits financial institutions, such as the Trust, to disclose “nonpublic personal information” (“NPI”) of its “customers” and “consumers” (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Trust, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR § 248.14) (“Section 248.14 NPI”); for specified law enforcement and miscellaneous purposes (17 CFR § 248.15) (“Section 248.15 NPI”); and to service providers or in connection with joint marketing arrangements (17 CFR § 248.13) (“Section 248.13 NPI”);

WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR § 248.7 and 17 CFR § 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Trust and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR § 248.13);

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

The Trust and the Adviser hereby acknowledge that the Trust may disclose shareholder NPI to the Adviser as agent of the Trust and solely in furtherance of fulfilling the Adviser’s contractual obligations under the Contract in the ordinary course of business to support each Fund and its shareholders.

•         The Adviser hereby agrees to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Contract, for law enforcement and miscellaneous purposes as permitted in 17 CFR §§ 248.15, or in connection with joint marketing arrangements that the Trust may establish with the Adviser in accordance with the limited exception set forth in 17 CFR § 248.13.

•         The Adviser further represents and warrants that, in accordance with 17 CFR § 248.30, it has implemented, and will continue to carry out for the term of the Contract, policies and procedures reasonably designed to:

•         insure the security and confidentiality of records and NPI of Fund customers,

•         protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and

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•         protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

The Adviser may redisclose Section 248.13 NPI only to:  (a) the Trust and affiliated persons of the Trust (“Trust Affiliates”); (b) affiliated persons of the Adviser (“Adviser Affiliates”) (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Adviser of the Funds (“Nonaffiliated Third Party”) under the service and processing (§248.14) or miscellaneous (§248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Adviser received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (§248.13), provided the Adviser enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Trust disclosed the information in the first instance.

The Adviser may redisclose Section 248.14 NPI and Section 248.15 NPI to:  (a) the Trust and Trust Affiliates; (b) Adviser Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Trust might lawfully have disclosed NPI directly.

The Adviser is obligated to maintain beyond the termination date of the Contract the confidentiality of any NPI it receives from the Trust in connection with the Contract or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.

WITNESS the due execution hereof this 19th day of June, 2003.

Fiduciary International, Inc.

By:

William Y. Yun

Vice President

Franklin Global Trust

By:

Murray L. Simpson

Vice President & Secretary